SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Tea Leaf ManagementInvestment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  60 East 42nd Street, Suite 901,

New York, NY  10165

TELEPHONE NUMBER:

(212) 871-5700

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

CT Corporation System

1300 East 9th Street

Cleveland, OH 44114

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/ /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of New York and State of New York on this 17th day of August 2012.

Tea Leaf Management Investment Trust

/s/ Adam M. Hutt

By: Adam M. Hutt, Trustee

ATTEST:

/s/ Sam Nebenzahl

By: Sam Nebenzahl, Secretary